APOGEE ELECTS NEW DIRECTOR

MINNEAPOLIS, MN (June 26, 2013) – Apogee Enterprises, Inc. (Nasdaq:APOG), which provides distinctive solutions for enclosing commercial buildings and framing art, today announced election of a new director, Donald A. Nolan, 52, president of the Avery Dennison Corporation Materials Group.

“Don is a proven leader who has grown businesses domestically and internationally by focusing on innovation, technology and marketing, while at the same time improving profitability through manufacturing efficiencies, pricing and reductions in material costs,” said Bernard P. Aldrich, Apogee chairman. “His expertise and experience will be invaluable as Apogee executes its strategies to grow through new geographies, new products and new markets.”

In 2008, Nolan joined Avery Dennison, a global leader in labeling and packaging materials and solutions, as president of the more than $4 billion Materials Group, based in Mentor, OH. Prior to joining Avery Dennison, he served as senior vice president of global packaging and automotive coatings for Valspar Corporation. Prior to Valspar, he worked at Loctite Corporation, Ashland Chemical Company and General Electric Company.

He will serve on the Apogee board of directors audit committee and is a Class I director who will stand for reelection at the 2014 annual meeting. With the addition of Nolan, the Apogee board now has 10 members.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products, services and systems for the architectural and picture framing industries.

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com